Exhibit 11

                            RAMSAY MANAGED CARE, INC.

                     COMPUTATION OF INCOME (LOSS) PER SHARE
                                   (unaudited)




                                                       Six Months Ended
                                                December 31         December 31
                                                    1995                1994
                                                 ------------------------------
PRIMARY
   Weighted average common shares outstanding... 6,370,909          3,050,328
                                                 ---------          ----------
        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES...              6,370,909          3,050,328
                                                 =========          ==========

        Income (Loss) Available to Common
        Shareholders.........................$  (2,186,000)      $     (2,000)
                                                 =========          ==========

        INCOME (LOSS) PER SHARE..........           $(0.34)            $(0.00)
                                                     =====              =====


FULLY DILUTED
   Weighted average common shares outstanding..  6,370,909          3,050,328
                                                 ---------         -----------
        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES...              6,370,909          3,050,328
                                                 =========          ==========

        Income (Loss) Available to Common
        Shareholders............             $  (2,186,000)      $     (2,000)
                                                 ==========         ==========

        INCOME (LOSS) PER SHARE................     $(0.34)           $(0.00)
                                                     =====              =====